Exhibit 99.1

Contact:	Roger Pondel PondelWilkinson Inc. (310) 279-5980

LANNETT REPORTS STRONG FINANCIAL RESULTS

FOR FISCAL 2013 SECOND QUARTER

—Growth Momentum Continues with 32% Sales Increase;

Company Increases Guidance for Full Year—

Philadelphia, PA — February 7, 2013 — Lannett Company, Inc. (NYSE MKT: LCI) today reported continued strong momentum, with sharply improved financial results for its fiscal 2013 second quarter ended December 31, 2012, compared with the prior year period.

Net sales for the fiscal 2013 second quarter rose significantly to $36.6 million, up 32% from $27.7 million last year.  Gross profit nearly doubled to $13.4 million from $7.4 million for the fiscal 2012 second quarter.  As a percentage of net sales, gross margin increased to 37% from 27% last year.  Research and development (R&D) expenses were $3.6 million, compared with $2.5 million for the fiscal 2012 second quarter.  Selling, general and administrative (SG&A) expenses were $5.2 million, compared with $4.4 million in the same quarter of the prior year.  Operating income increased to $4.7 million from $495,000 for the second quarter of fiscal 2012.  Net income attributable to Lannett Company rose to $2.9 million, or $0.10 per diluted share, from $609,000, or $0.02 per diluted share, for the same period last year.

“The positive performance for our second quarter and the favorable outlook for the second half of our fiscal year reflect continued strong sales from our base products and market penetration from our recently approved products,” said Arthur Bedrosian, president and chief executive officer of Lannett. “Gross margin was positively impacted by favorable sales mix and price increases, along with enhanced manufacturing efficiencies that are partially attributable to recent product launches.  We believe Lannett’s R&D investments, which are ratcheting up as the year proceeds, combined with the operating momentum we are now achieving, will pave the way for continued growth and progress in the future,” Bedrosian added.

For the first half of fiscal 2013, net sales increased to $71.9 million from $56.6 million for the corresponding prior year period.  Gross profit rose to $27.0 million from $16.0 million last year.  As a percentage of net sales, gross margin increased to 38% from 28% last year.  R&D expenses were $7.3 million, compared with $4.9 million for the first six months of fiscal 2012.  SG&A expenses amounted to

$11.3 million, versus $9.2 million for the first half of fiscal 2012.  Operating income advanced to $8.4 million from $1.9 million a year ago.  Net income attributable to Lannett Company increased to $5.8 million, equal to $0.20 per diluted share, from $815,000, or $0.03 per diluted share, for the first half of fiscal 2012.  Net income for the most recent six-month period included a favorable litigation settlement of $1.3 million and other non-operating items, equal to $0.03 per diluted share.

Upward Revised Guidance for Fiscal 2013

Based on Lannett’s current outlook, the company revised its financial guidance upward for the fiscal 2013 full year as follows:

•                  Net sales of $140 million to $142 million, up from the previous guidance of $132 million to $136 million;

•                  Gross margin as a percentage of net sales of approximately 36% to 37%, up from 34% to 35%;

•                  R&D expense in the range of $17 million to $18 million, down slightly from $18 million to $20 million;

•                  SG&A expense ranging from $24 million to $25 million, versus $21 million to $23 million;

•                  Other income of approximately $1.5 million, essentially equal to the litigation settlement the company reported in the first quarter; and

•                  Capital expenditures in the range of $10 million to $12 million, unchanged from previous guidance.

Conference Call Information and Forward-Looking Statements

Later today, the company will host a conference call at 4:30 p.m. ET to review its results of operations for the fiscal 2013 second quarter ended December 31, 2012.  The conference call will be available to interested parties by dialing 866-813-5647 from the U.S. or Canada, or 847-619-6249 from international locations, passcode 34177997.  The conference call will also be available through a live audio Internet broadcast at www.lannett.com.  A playback of the call will be archived and accessible at this site for at least three months.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance and regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, achieving the financial metrics stated in the company’s upward revised guidance, expected product approvals, the successful commercialization of products in development, product applications pending at the FDA and recently approved products, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except for share and per share data)

	Three months ended		Six months ended
	December 31,		December 31,
	2012	2011	2012	2011

Net sales	$36,564	$27,734	$71,858	$56,612
Cost of sales	22,620	19,771	43,784	39,513
Amortization of intangible assets	470	470	941	938
Product royalties	53	66	86	118

Gross profit	13,421	7,427	27,047	16,043

Research and development expenses	3,572	2,513	7,336	4,939
Selling, general, and administrative expenses	5,155	4,419	11,326	9,164

Operating income	4,694	495	8,385	1,940

Other income (expense):
Foreign currency gain (loss)	—	(8)	3	(3)
Gain (loss) on sale of assets	(112)	(3)	(42)	4
Realized gain (loss) on investments	132	27	96	(146)
Unrealized gain (loss) on investments	(61)	675	209	(151)
Litigation settlement	—	—	1,250	—
Interest and dividend income	27	36	62	89
Interest expense	(72)	(73)	(135)	(150)
	(86)	654	1,443	(357)

Income before income tax expense	4,608	1,149	9,828	1,583
Income tax expense	1,749	519	4,026	731
Net income	2,859	630	5,802	852
Less net income (loss) attributable to noncontrolling interest	22	(21)	5	(37)

Net income attributable to Lannett Company, Inc.	$2,881	$609	$5,807	$815

Earnings per common share - Lannett Company, Inc.:
Basic	0.10	0.02	0.21	0.03
Diluted	0.10	0.02	0.20	0.03

Weighted average number of shares outstanding:
Basic	28,347,464	28,526,658	28,312,989	28,479,195
Diluted	28,450,597	28,773,477	28,424,027	28,733,435

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	(Unaudited)
	December 31, 2012	June 30, 2012

ASSETS
Current Assets
Cash and cash equivalents	$31,455	$22,562
Investment securities	6,638	6,667
Trade accounts receivable (net of allowance of $111 and $124, respectively)	41,370	42,212
Inventories, net	30,688	27,064
Prepaid income taxes	249	2,120
Deferred tax assets	4,955	4,833
Other current assets	1,309	1,023
Total Current Assets	116,664	106,481

Property, plant and equipment, net	38,876	37,068
Intangible assets, net	3,488	4,429
Deferred tax assets	8,540	9,069
Other assets	810	1,171
TOTAL ASSETS	$168,378	$158,218

LIABILITIES
Current Liabilities
Accounts payable	$18,625	$17,989
Accrued expenses	1,982	1,518
Accrued payroll and payroll related	3,810	3,198
Current portion of long-term debt	654	648
Rebates, chargebacks and returns payable	18,961	17,039
Total Current Liabilities	44,032	40,392

Long-term debt, less current portion	6,255	6,513
TOTAL LIABILITIES	50,287	46,905
Commitment and Contingencies

SHAREHOLDERS’ EQUITY
Common stock - authorized 50,000,000 shares, par value $0.001; issued, 28,822,773 and 28,594,437 shares, respectively; outstanding, 28,386,894 and 28,252,192 shares, respectively	29	29
Additional paid in capital	100,913	99,515
Retained earnings	19,043	13,236
Accumulated other comprehensive loss	(26)	(63)
Treasury stock at cost - 435,879 and 342,245 shares, respectively	(2,034)	(1,594)
Total Shareholders’ Equity Attributable to Lannett Company, Inc.	117,925	111,123
Noncontrolling interest	166	190
TOTAL SHAREHOLDERS’ EQUITY	118,091	111,313

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$168,378	$158,218